Exhibit 23.4

Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados

August 24, 2018

Ladies and Gentlemen:

We hereby consent to the reference to our name by Arco Platform Limited (the “Company”) under the headings “Legal Matters” and “Enforceability of Civil Liabilities” and elsewhere in the prospectus included in the registration statement on Form F-1 of the Company, and any amendments thereto.

Very truly yours,

/s/ Vanessa Fiusa
Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados